UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 4, 2010

Calypte Biomedical Corporation
     (Exact name of Company as specified in its charter)

Delaware	000-20985	06-1226727
(State or Other Jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

16290 S.W. Upper Boones Ferry Road, Portland, Oregon 97224
(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code: (503) 726-2227

N/A
(Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           On February 4, 2010, Shuhrat Saidmuradov resigned from the Board of Directors of Calypte Biomedical Corporation (the “Company”).

(c)           On February 5, 2010, Adel Karas was elected as Chairman of the Board of Directors of the Company. He was also elected as the Company’s full-time President, Chief Executive Officer, Chief Financial Officer and Secretary, roles in which he had been serving on an interim basis since March 2009.  Mr. Karas will not receive any compensation for performing the duties of these offices.

Since December 2005, Mr. Karas, 64, has worked as the Regional Director (Asia, Africa & Middle East) for the World Agency of Planetary Monitoring & Earthquake Risk Reduction (WAPMERR) based in Dubai, United Arab Emirates (UAE).  WAPMERR is involved with disaster management and risk assessments.  Prior to his involvement with WAPMERR, in 2003 Mr. Karas co-founded and served as Managing Director of Strategic Energy Investment Group in Dubai. He started this group following his retirement from Petroleum Geo-Services (PGS) in Houston, Texas where he served as Senior Vice President of Business Development for two years before moving to Dubai where he set up and, for the next eight years, served as President of PGS for the Middle East Region.  Mr. Karas served, as well, as the executive vice president for Grant Tensor Geophysical in Houston-Texas and as the president of Tensor Geophysical in Egypt. Mr. Karas attended AinShams University, University of Texas and University of Houston. He holds degrees in Geophysics and Operations Research as well as a Masters Degree in electrical engineering and an MBA.

(d)           On February 4, 2010, Kartlos Edilashvili was elected as a member of the Board of Directors to fill the vacancy created by Mr. Saidmuradov’s resignation. Mr. Edilashvili has served as a vice president of a subsidiary of the Company in Geneva, Switzerland since August 2007. From 2005 to 2007 he was a Senior Technical Advisor of WAPMERR in Geneva. Prior thereto, he served as First Secretary for the Embassy of Georgia in Geneva. Mr. Edilashvili holds an MA in finances from Tbilisi State University.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    February 9, 2010

Calypte Biomedical Corporation

By:	/s/ Adel Karas
Adel Karas President and Chief Executive Officer

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